Exhibit 99.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

PIXAR

Steve Jobs and Simon T. Bax hereby certify that:

1. They are the Chairman of the Board and Chief Executive Officer, and the Executive Vice President and Chief Financial Officer and Secretary, respectively, of Pixar, a California corporation.

2. Article III of the Amended and Restated Articles of Incorporation of this corporation (the “Restated Articles”) is amended to read in its entirety as follows:

“III

This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 205,000,000. The number of shares of Common Stock authorized to be issued is 200,000,000. The total number of shares of Preferred Stock authorized to be issued is 5,000,000. Upon the amendment of this Article III as set forth herein, each one (1) outstanding share of Common Stock shall be split up and converted into two (2) shares of Common Stock.

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the designation of any series, to fix the number of shares of any series of the undesignated Preferred Stock, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of the undesignated Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3. The foregoing amendment to the Restated Articles was duly approved by the Board of Directors of the corporation pursuant to unanimous written consent dated as of March 21, 2005 pursuant to Section 307(c) of the General Corporation Law of the State of California. The corporation has only one class of shares outstanding and no approval of the outstanding shares of the corporation is required pursuant to Section 902(c) of the General Corporation Law of the State of California.

4. The foregoing amendment of the Restated Articles shall become effective at the close of business on Monday, April 4, 2005.

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

Executed at Emeryville, California on April 4, 2005.

/s/ STEVE JOBS
Steve Jobs
Chairman of the Board and Chief Executive Officer

/s/ SIMON T. BAX
Simon T. Bax
Executive Vice President, Chief Financial Officer and Secretary